UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TIKCRO TECHNOLOGIES LTD.

(Exact Name of Registrant as Specified in its Charter)

Israel	Not Applicable
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

POB 87, Hadera 3810002, Israel
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:  Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Ordinary Share Bonus Rights
(Title of Class)

Item 1.                      Description of Registrant’s Securities to be Registered

Item 1 of the Form 8-A of Tickro Technologies Ltd. (the “Company”), filed with the Securities and Exchange Commission on September 14, 2005, as amended by the Form 8-A/A of the Company filed with the Securities and Exchange Commission on December 10, 2012, is hereby amended by adding the following:

On April 30, 2015, the Company entered into the Amended and Restated Right Agreement (the "Amended and Restated Agreement"). Among other things, the Amended and Restated Agreement extends the term of the Rights (as defined in the Amended and Restated Agreement) until December 31, 2025 and authorizes the Company, at such times as set forth in the Amended and Restated Agreement, to engage in an exchange of any outstanding and exercisable Rights for ordinary shares of the Company, in accordance with the terms and conditions set forth in the Amended and Restated Agreement.

The foregoing description of the Amended and Restated Agreement is qualified in its entirety by reference to the full text of the Amended and Restated Agreement, which is attached as an exhibit hereto and incorporated herein by reference.

Item 2.                      Exhibits

1.1
Amended and Restated Bonus Rights Agreement, dated as of April 30, 2015, between the Registrant and American Stock Transfer & Trust Company, LLC, as Rights Agent (the "Amended and Restated Rights Agreement").

2.1	Form of Bonus Rights Certificate, included as Exhibit A to the Amended and Restated Rights Agreement.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

TIKRO TECHNOLOGIES LTD.

By:	/s/ Aviv Boim
Name: Aviv Boim
Title: Chief Executive Officer

Date: April 30, 2015

EXHIBIT INDEX
1.1
Amended and Restated Bonus Rights Agreement, dated as of April 30, 2015, between the Registrant and American Stock Transfer & Trust Company, LLC, as Rights Agent (the "Amended and Restated Rights Agreement").

2.1	Form of Bonus Rights Certificate, included as Exhibit A to the Amended and Restated Rights Agreement.